UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

PARAMCO FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32495	88-0441287
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

2391 N.E. Loop 410, Suite 1230, San Antonio, Texas 78217

(Address of principal executive offices)

Registrant's telephone number, including area code:   (210) 653-6669

N/A

(Former name or former address, if changed since last report)

Item 3.02

UNREGISTERED SALES OF EQUITY SECURITIES.

On or about December 31, 2004, the Company issued an aggregate of 1,481,631 shares of its Series D Convertible Preferred Stock (the “Series D Stock”).   Of the Series D Stock that was issued, an aggregate of 1,299,822 shares were issued to holders of various promissory notes of the Company totaling $1,299,821.80.  All of the issuees who accepted Series D Stock in consideration of cancellation of the Company’s notes payable were  unaffiliated with the Company, with the exception of Michael S. Goodlett, Sr., a Director and Secretary of the Company, who cancelled a note of the Company in the amount of $21,600 in exchange for 21,600 shares of Series D Stock, and R. Michael Reyna, a Director, President and Chief Executive Officer of the Company, who cancelled an aggregate of $38,540 of notes of the Company in exchange for 38,540 shares of Series D Stock.  Of the remaining shares of Series D Stock issued in these transactions, 20,000 shares were issued to an unaffiliated  trade creditor of the Company in exchange for cancellation of debt totaling approximately $80,000 and an aggregate of 181,810 shares of Series D Stock were issued to entities controlled by Terrence Riely, Chairman of the Board and Chief Financial Officer of the Company, and Michael S. Goodlett, Sr., a Director and Secretary of the Company, in exchange for cancellation of miscellaneous debt in totaling $181,810.  Messrs. Riely and Goodlett are each deemed to have beneficial ownership of 90,905 of the shares issued to these entities.

For additional information concerning the rights attributed to the Company’s Series D Convertible Preferred Stock, reference is made to the Certificate of Designation filed with the Delaware Secretary of State on November 3, 2004, which was filed with the Securities and Exchange on November 16, 2004 as Exhibit 3.1.1 to the Company’s Current Report on Form 8-K/A.

All of these issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:

January 26, 2005

PARAMCO FINANCIAL GROUP, INC.

/s/ Terrence Riely

Terrence Riely

Chairman of the Board